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INKINE PHARMACEUTICAL COMPANY, INC.
1787 Sentry Parkway West
Building 18, Suite 440
Blue Bell, PA  19422

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
June 8, 2005

TO THE SHAREHOLDERS OF
INKINE PHARMACEUTICAL COMPANY, INC.:

          Notice is hereby given that the 2005 annual meeting of shareholders (the “Annual Meeting”) of INKINE PHARMACEUTICAL COMPANY, INC. (the “Company” or “InKine”) will be held at the Summerfield Suites by Wyndham at 501 East Germantown Pike, East Norriton, PA 19401 (the “Annual Meeting Site”) on Wednesday, June 8, 2005, at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors;
2.	To approve the adoption of the InKine Pharmaceutical Company, Inc. Long Term Incentive Plan;
3.	To ratify the selection of KPMG LLP as independent registered public accountants of the Company for the year ending December 31, 2005; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

          Only shareholders of record as of the close of business on April 25, 2005 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof.  A list of shareholders of the Company as of the close of business on April 25, 2005 will be available for inspection at the Annual Meeting and during normal business hours for ten days prior to the Annual Meeting at the Company’s executive offices at 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, Pennsylvania 19422 and at the Annual Meeting Site.

By Order of the Board of Directors,

JOHN M. CULLEN, PH.D., J.D.

John M. Cullen, Ph. D., J.D.
Secretary

Blue Bell, Pennsylvania
May 2, 2005

YOUR VOTE IS IMPORTANT.
EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT.

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INKINE PHARMACEUTICAL COMPANY, INC.

1787 Sentry Parkway West
Building 18, Suite 440
Blue Bell, PA  19422

PROXY STATEMENT
FOR
2005 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
June 8, 2005

          This proxy statement and the accompanying form of proxy are being mailed on or about May 9, 2005 to the shareholders of InKine Pharmaceutical Company, Inc. (the “Company” or “InKine”).  These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 2005 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Summerfield Suites by Wyndham at 501 East Germantown Pike, East Norriton, PA 19401 on June 8, 2005, at 10:00 a.m., local time, and at any postponements or adjournments thereof.

          At the Annual Meeting, shareholders of the Company will be asked to vote upon:

1.	the election of seven directors;
2.	approval of the adoption of the InKine Pharmaceutical Company, Inc. Long Term Incentive Plan; and
3.	the ratification of the selection of KPMG LLP as independent registered public accountants of the Company for the year ending December 31, 2005.

          If other matters properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

          The cost of solicitation of proxies will be borne by the Company.  In addition to the use of the mails, proxies may be solicited by telephone by certain officers and directors of the Company who will not be specially compensated for such services.  The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

          The Company’s Annual Report to Shareholders on Form 10-K for the year ended December 31, 2004, including financial statements, is being mailed to shareholders with this proxy statement but does not constitute a part of this proxy statement.

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VOTING AT THE ANNUAL MEETING

          Only holders of record of shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), at the close of business on April 25, 2005, the record date, are entitled to vote at the Annual Meeting.  As of that date, there were 49,111,055 shares of Common Stock outstanding.  Each shareholder entitled to vote shall have the right to cast one vote for each share of Common Stock outstanding in such shareholder’s name.  Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.  The enclosed form of proxy is a means by which a shareholder may authorize the voting of his, her or its shares at the Annual Meeting.

          The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting.  The presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum.  If a broker that is a record holder of Common Stock does not return a signed proxy, the shares of Common Stock represented by such proxy will not be considered present at the Annual Meeting and will not be counted toward establishing a quorum.  If a broker that is a record holder of Common Stock does return a signed proxy, but is not authorized to vote on one or more matters (with respect to each such matter, a “broker non-vote”), the shares of Common Stock represented by such proxy will be considered present at the Annual Meeting for purposes of determining the presence of a quorum.

          Assuming a quorum is present,

•
a plurality of the votes cast by shareholders present, in person or by proxy, and entitled to vote for the election of directors at the Annual Meeting will be required to elect the members of the Board of Directors of the Company; and

•
the affirmative vote of a majority of the votes cast by shareholders present, in person or by proxy, and entitled to vote at the Annual Meeting will be required for the approval of the adoption of the InKine Pharmaceutical Company, Inc. Long Term Incentive Plan, the ratification of the selection of the independent registered public accountants for the current fiscal year and the approval of any other matters that may be properly brought before the Annual Meeting (unless a greater percentage is required by our certificate of incorporation or by-laws to approve these other matters).

          Abstentions and broker non-votes will have no effect on the outcome of the votes with respect to any of the matters to be voted upon at the Annual Meeting.  Shareholders are urged to specify their voting preference by marking the appropriate boxes on the enclosed proxy card.  The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each shareholder’s directions.  If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares represented by that proxy will be voted “FOR” the nominees for election as directors named under the caption “Election of Directors”, “FOR” the adoption of the Long Term Incentive Plan and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2005.  If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

          Execution of the accompanying proxy will not affect a shareholder’s right to attend the Annual Meeting and vote in person.  Any shareholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

          Your proxy vote is important.  Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting.  If you plan to attend the Annual Meeting to vote in person, rather than by proxy, and your shares are registered with the Company’s transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

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CORPORATE GOVERNANCE

          The Company’s business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

          During the year ended December 31, 2004, the Board of Directors held eleven meetings and the committees of the Board of Directors held an aggregate of eleven meetings.  Each director attended at least 75% of the aggregate of the meetings of both the Board of Directors and the meetings of the committee or committees on which he served during such period.  All members of the Board of Directors are strongly encouraged, but not required, to attend InKine’s annual meetings of shareholders.  At InKine’s 2004 Annual Meeting of Shareholders, all directors were in attendance.

General Information Concerning the Board of Directors and its Committees

          The Board has determined that each of the current directors other than the Chairman of the Board and Chief Executive Officer, Leonard S. Jacob, M.D., Ph. D., and the Chief Operating and Financial Officer, Robert F. Apple, has no material relationship with InKine (either directly or as a partner, shareholder or officer of an organization that has a relationship with InKine) and is “independent” within the meaning of the director independence standards set by Nasdaq and the SEC.  This determination is principally based on the fact that none of these independent directors has a material relationship with InKine (either directly or indirectly) other than as director and shareholder.  Furthermore, except for the Executive Committee on which Dr. Jacob serves, each of the members of InKine’s committees has no material relationship with InKine (either directly or as a partner, shareholder or officer of an organization that has a material relationship with InKine) and is “independent” within the meaning of the standards set by Nasdaq and the SEC.

          The Business Corporation Law of the State of New York provides that the Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate one or more committees, each of which shall consist of one or more directors. The Board of Directors elects from its members an Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

          Our committees are currently comprised as follows:

Name of Director	Audit	Compensation	Executive	Nominating

William Harral, III
John R. Leone
J.R. LeShufy	*	**
Steven B. Ratoff	**	*	*	*
Norman D. Schellenger		*		*
Thomas P. Stagnaro	*		*	**
Leonard S. Jacob, M.D., Ph. D.			**
Robert F. Apple
Number of Meetings in Fiscal 2004	6	4	0	2

*	denotes current committee member

**	denotes current Chairperson

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          Audit Committee.  The Audit Committee recommends to the Board of Directors the engagement of independent registered public accountants and reviews with the independent registered public accountants the scope and results of the audits and the other permissible professional services furnished by the independent registered public accountants.  The Board of Directors has adopted a charter for the Audit Committee, which is available on our website, www.inkine.com, under the section entitled “Investor Relations/Corporate Governance.”  The composition of the Audit Committee satisfies the requirements of the Nasdaq listing standards, and all three members of the Audit Committee are “independent” as the term is defined in the Nasdaq listing standards and SEC rules.  The Board has determined that Messrs. Ratoff and Stagnaro are each “financial experts” as defined under the SEC rules.

          Compensation Committee.  The Compensation Committee has general supervisory power over, and the power to grant options and restricted stock under, the Company’s equity compensation plans.  In addition, the Compensation Committee determines the compensation of the Company’s Chief Executive Officer, reviews and approves the compensation of the Company’s other executive officers and key personnel based on the recommendations of the Chief Executive Officer, approves the grants of any bonuses to officers and reviews other compensation matters generally.  The Board of Directors has adopted a charter for the Compensation Committee, which is available on our website, www.inkine.com, under the section entitled “Investor Relations/Corporate Governance.”

          Executive Committee.  The Executive Committee may exercise, with certain exceptions, to the extent permitted by our certificate of incorporation, by-laws and applicable law, all of the authority of the Board of Directors in the management of the business and affairs of the Company.  The Executive Committee is intended to serve in the event that a corporate action must be taken at a time when convening a meeting of the entire Board of Directors is not feasible.

          Nominating Committee.  The Nominating Committee reviews and selects candidates for nomination to the Board of Directors.  The Board of Directors has adopted a charter for the Nominating Committee which is available on our website, www.inkine.com, under the section entitled “Investor Relations/Corporate Governance.”   The Board of Directors has determined that each of the members of the Nominating Committee is independent within the meaning of the Nasdaq listing standards.

          The Nominating Committee will consider director candidates recommended by InKine’s shareholders who submit a written notice of nomination containing the following information in writing to our Secretary at InKine Pharmaceutical Company, Inc., 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, PA 19422 if such notice is received at least 120 days prior to the anniversary of the date on which InKine first mailed its proxy materials for the prior year’s annual meeting of shareholders:

•	the candidate’s name, age, business address and, if known, residence address;
•	the candidate’s principal occupation or employment;
•	the class and number of shares of stock of the Company that are beneficially owned by the candidate; and
•
any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation l4A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The nominating shareholder must also include the following information about the nominating shareholder:

•	name and address, as they appear on the Company’s books;
•	the class and number of shares of stock of the Company that are owned, beneficially and of record, by such shareholder;
•
a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder; and

•	a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice.

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The nominating shareholder must also include the following information about the beneficial owner, if any, on whose behalf the nomination is being made:

•	such beneficial owner’s name and address;
•	the class and number of shares of stock of the Company that are beneficially owned by such beneficial owner; and
•
a description of all arrangements or understandings between such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made.

          In addition, to be effective, the notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. We may also require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of the Company.

          InKine’s Board of Directors and Nominating Committee has established certain minimum qualifications for board members, including being at least 21 years old and possessing the ability to read and understand corporate financial statements, relevant business experience and professional skills, high moral character and personal and professional integrity, and the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation.  In addition, the Nominating Committee may consider a variety of other qualities and skills, including expertise in pharmaceutical research, development, and/or commercialization, the ability to exercise independent decision-making, the absence of conflicts of interest, diversity of gender, ethnic background, country of citizenship and experience, and the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders.  Nominees must also meet any applicable requirements of SEC regulations, state law, and our certificate of incorporation and by-laws.

          The Nominating Committee has established a process for identifying and evaluating nominees for director.  The Nominating Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors.  If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Nominating Committee will then initiate the search, working with staff support and seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if deemed necessary or appropriate, hiring a search firm.  An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Nominating Committee by the Committee Chairman.  The Nominating Committee will then prioritize the candidates and determine if the Nominating Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contacts.  If not, contact would be initiated by a search firm.  To the extent feasible, the Chairman, the Chief Operating and Financial Officer and at least one member of the Nominating Committee will interview the prospective candidate(s).  Evaluations and recommendations of the interviewers will be submitted to the Nominating Committee for final evaluation. The Nominating Committee will meet to consider such recommendations and to approve the final candidate. The Nominating Committee will evaluate nominees for a director recommended by a shareholder on the same basis as it evaluates other director nominees as long as the shareholder nomination is properly and timely made in accordance with the process described above.

Code of Conduct

          The Company has always been proud that it maintains the highest moral and ethical standards, and believes that its employees, officers and directors are aware of, and share, the Company’s commitment to these standards.  Accordingly, the Company has adopted a Code of Conduct that expresses the standards of conduct that have always been, and continue to be, expected of all employees, officers and directors in their day-to-day activities.  The Code of Conduct requires honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, compliance with applicable governmental rules and regulations and full, fair, accurate, timely and understandable disclosure in our periodic reports.

          The Company will provide a copy of the Code of Conduct to any person without charge, upon request to Mr. Edward Smith, Executive Director of Finance and Corporate Controller by calling (215) 283-6850 or by writing

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to Mr. Smith’s attention at InKine Pharmaceutical Company, Inc., 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, PA  19422.  A copy of the Code of Conduct is available on the Company’s website, www.inkine.com, under the section entitled “Investor Relations/Corporate Governance.”   The Company intends to disclose any amendments to or waivers of its code of conduct as it applies to directors or executive officers by filing them on a Current Report on Form 8-K.

Security Holder Communications with the Board of Directors

          The Company has established procedures for security holders to communicate directly with the Board of Directors on a confidential basis.  Security holders who wish to communicate with the Board, a Board Committee or with a particular director may send a letter to the Secretary of the Company at: Secretary, InKine Pharmaceutical Company, Inc., 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, PA  19422.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a Security Holder Communication and clearly state whether the intended recipients are all members of the Board, certain specified individual directors, the Audit Committee, the Compensation Committee, the Executive Committee or the Nominating Committee.  The Secretary will make copies of all such letters and circulate them to the directors addressed.  To the extent that a security holder wishes the communication to be confidential, such security holder must clearly indicate on the envelope that the communication is “confidential.”  The Secretary will then forward such communication, unopened, to the Chairman of the Board of Directors.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

          The Board of Directors of the Company consists of such number of directors (no less than three) as is fixed from time to time by resolutions adopted by the Board of Directors.  At the Annual Meeting, seven directors are to be elected.  The number of directors that currently constitutes the full Board of Directors is eight, but we anticipate reducing this number to seven effective following the Annual Meeting .  The term of office for each director will expire at the next annual meeting of shareholders, and each director will hold office until the election and qualification of the director’s successor or until the director’s earlier death, removal or resignation.

          The Board of Directors, upon the recommendation of the Nominating Committee, has nominated for election as directors of the Company, Leonard S. Jacob, M.D., Ph. D., Robert F. Apple, William Harral III, John R. Leone, Steven B. Ratoff, Norman D. Schellenger and Thomas P. Stagnaro. One of our current directors, J.R. LeShufy, will not be standing for re-election at the Annual Meeting. All nominees are presently directors of the Company whose terms expire at the Annual Meeting.

          All nominees have consented to be named and to serve if elected.  Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees.  The Board of Directors believes all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for one or more substitute nominees to be designated by the Board of Directors or the Board of Directors may decide to reduce the number of directors.

NOMINEES FOR ELECTION

Name	Age	Certain Biographical Information

Leonard S. Jacob, M.D., Ph. D.	56
Dr. Jacob has served as Chairman of the Board of Directors and Chief Executive Officer of InKine since November 1997.  Prior to joining InKine, Dr. Jacob served as the President and Chief Executive Officer of Sangen Pharmaceutical Company and as a consultant to various biotechnology companies from June 1996.  From 1989 to 1996, Dr. Jacob, as a co-founder of Genaera Corporation, formerly known as Magainin Pharmaceuticals, Inc., a public biotechnology company, served as its Chief Operating Officer.  From 1980 to 1988, Dr. Jacob was employed by SmithKline and French Laboratories where he served as Worldwide Vice President and a member of SmithKline Beecham’s Corporate Management Committee.  Dr. Jacob serves as a director of the Jacob Internet Fund, a public mutual fund, MacroMed Inc., a private drug delivery company, Recording for the Blind and Dyslexic, a non-profit service organization for the visual and learning disabled, and the Colon Cancer Alliance, a national patient advocacy organization dedicated to ending the suffering caused by colorectal cancer.

Robert F. Apple	39
Mr. Apple has served as a director of InKine since July 2003.  Mr. Apple has also served as Chief Operating and Financial Officer of InKine since January 2003, Executive Vice President and Chief Financial Officer from August 2001 to December 2002, Senior Vice President and Chief Financial Officer from November 1998 to July 2001 and Vice President of Finance and Administration from December 1997 to October 1998.  Prior to joining InKine, Mr. Apple was employed by Genaera Corporation, Inc. from July 1995 where he held the position of Corporate Controller.  From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc., a technology company, as Corporate Controller.  From August 1988 until May 1994, Mr. Apple was employed by Arthur Andersen & Company LLP where he held various positions of increasing responsibility.

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Name	Age	Certain Biographical Information

William Harral III	65
Mr. Harral has served as director of InKine since July 2004. Mr. Harral has been a director since July 1996 and the Chairman of the Board of Directors since April 1999 of C&D Technologies, Inc., an electronics and industrial battery manufacturer.  He is President of the Barra Foundation and serves on the Board of Directors of Bryn Mawr Trust Company and Recording for the Blind and Dyslexic.  Mr. Harral has worked as Senior Counselor at the Tierney Group, a strategic communications and advertising firm, and has served as President and Chief Executive Officer for Bell Atlantic Pennsylvania, Inc., now Verizon Corporation.  Mr. Harral has also served as the Executive-in-Residence and Interim Dean at Drexel University’s Bennett S. LeBow College of Business and serves on the Dean’s Advisory council at Drexel University’s College of Information Science and Technology.

John R. Leone	57
Mr. Leone has served as director of InKine since March 2005. Mr. Leone has been serving as a director, President and Chief Executive Officer of Cambrex Corporation, a diversified life sciences company, since August 2004. From December 2000 to August 2004, Mr. Leone was Senior Vice President of Aventis Pharmaceuticals, Inc. and President of Aventis Global Dermatology Division. Prior to that, from October 1996 to December 2000, Mr. Leone was Senior Vice President and Chief Operating Officer, U.S. Commercial Operations of Aventis. He joined the Aventis predecessor company, Rhone-Poulenc Rorer, RPR, in 1996 as Vice President and General Manager later becoming Senior Vice President and General Manager of RPR responsible for all U.S. pharmaceutical businesses. Mr. Leone began his pharmaceutical career with Pfizer, later joining American Home Products and held a variety of senior management positions including Vice President and General Manager, Wyeth-Lederle Vaccines and Pediatrics and Senior Vice President and General Manager of Ayerst Laboratories.

Steven B. Ratoff	62
Mr. Ratoff has served as a director of InKine since February 1998.  He has served as a Venture Partner with ProQuest Investments, a health care focused venture capital firm, since December 2004. Mr. Ratoff recently served as Chairman and interim Chief Executive Officer of Cima Labs, Inc., a public specialty pharmaceutical company, from May 2003 until its sale to Cephalon, Inc. in August 2004 and had been a director of Cima Labs since March 1995.  He served as a director since 1998 and as President and Chief Executive Officer of MacroMed, Inc. from February 2001 to December 2001.  From December 1994 to February 2001, Mr. Ratoff served as Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, a public diversified manufacturer of consumer products.  From February 1992 to November 1994, Mr. Ratoff was an investor in a number of small privately held companies.  He was Senior Vice President and Chief Financial Officer of the Pharmaceutical Group of Bristol-Myers Squibb from January 1990 to January 1992 and held a number of positions at Bristol-Myers since joining in 1975.

Norman D. Schellenger	73
Mr. Schellenger has been a director of InKine since November 2002.  Since 1997, Mr. Schellenger has been a consultant to various private pharmaceutical companies, including Pediamed Pharmaceutical, Cebert Pharmaceutical and Proethic Laboratories.  From September 1994 to December 1996, Mr. Schellenger was Vice President of Sales and

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Name	Age	Certain Biographical Information

Marketing of UCB Pharma.  Prior to that, Mr. Schellenger was President of Whitby Pharmaceuticals  from June 1991 to September 1994.  Prior to that Mr. Schellenger held various sales and marketing positions of increasing responsibility at organizations such as Barre National, American Home Products, Inc., formerly Wyeth-Ayerst, and A.H. Robins.  Mr. Schellenger is currently managing director of Proethic Laboratories and on the Board of Directors of KV Pharmaceutical Company, a public pharmaceutical company.

Thomas P. Stagnaro	62
Mr. Stagnaro has served as a director of InKine since November 1997.  Mr. Stagnaro founded in June 2004 and currently serves as President and CEO of Americas Biotech Distributor, a distributor of U.S. pharmaceutical products in Latin America.  He served as President and Chief Executive Officer of Agile Therapeutics, Inc., a private drug development company, from October 2000 to June 2004.  From August 1998 to September 2000, Mr. Stagnaro was a consultant to various pharmaceutical and biotechnology companies including InKine. From May 1996 to August 1998, Mr. Stagnaro served as President and Chief Executive Officer of 3-Dimensional Pharmaceuticals, Inc.  From November 1995 to May 1996, Mr. Stagnaro served as Executive Vice President of North American Biologicals Inc., NABI.  Mr. Stagnaro served as President and Chief Executive Officer of Univax Biologics, Univax, from October 1989 to November 1995 when Univax merged into NABI.  Mr. Stagnaro currently serves as director of Protalex, Inc., a public biopharmaceutical company.

Recommendation of the Board of Directors

          The Board of Directors unanimously recommends a vote “FOR” each of the nominees named above.

          J.R. LeShufy, one of our current directors, will not be standing for re-election as a director at the Annual Meeting. Mr. LeShufy, age 81, has served as a director of InKine since December 1995. Mr. LeShufy has served as Senior Vice President of Global Hedging Solutions, LLC, a private technology company, since February 2002 and as Vice President of Glyconix Corporation, a private biotechnology company, since September 2001. Prior to that, Mr. LeShufy served as President and Chairman of the Board of Trilenium Corporation, a private technology company, for approximately six years ending May 2001. Mr. LeShufy presently serves as a director of Artwork and Beyond, an organization engaged in art auctions for charities.

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PROPOSAL NO. 2

APPROVAL OF THE ADOPTION OF THE INKINE PHARMACEUTICAL COMPANY, INC. LONG TERM INCENTIVE PLAN

General

          On March 19, 2005, the Board of Directors adopted the InKine Pharmaceutical Company, Inc. Long-Term Incentive Plan, referred to as the LTIP, subject to shareholder approval at the Annual Meeting.  The Board of Directors has directed that the proposal to approve the LTIP be submitted to the Company’s shareholders for their approval at the Annual Meeting.  Shareholder approval is being sought so that the compensation attributable to incentive awards under the LTIP may qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code.

          The Board of Directors believes that the LTIP will further the Company’s compensation structure and strategy and encourage results-oriented actions on the part of members of the executive management team and other key employees of the Company.  The Company’s ability to attract, retain and motivate top quality executive and management employees is material to the Company’s success, and the Board of Directors has concluded that this would be enhanced by the Company’s ability to make awards under the LTIP.  The Board of Directors believes that the interests of the Company and its shareholders will be advanced if the Company can align closely financial rewards to executive employees with the achievement of specific performance objectives by the Company.  If the shareholders do not approve the LTIP, no awards will be paid to officers under the LTIP regardless of whether the awards would otherwise be earned.  If the shareholders do not approve the  LTIP with respect to officers, the Board of Directors may adopt, or may not adopt, another cash bonus plan for the benefit of such individuals.

          The material terms of the LTIP are summarized below.  A copy of the full text of the LTIP is attached to this Proxy Statement as Appendix A.  This summary of the LTIP is not intended to be a complete description of the LTIP and is qualified in its entirety by the actual text of the LTIP to which reference is made.

Material Features of the LTIP

          Eligibility for Participation.  Members of the executive management team of the Company and other key employees of the Company are eligible to participate in the LTIP as designated by the Compensation Committee of the Board of Directors (referred to as the committee) for each performance period.  As of March 19, 2005, approximately four employees were eligible to participate in the LTIP.

          If approved by the shareholders, the LTIP will be effective as of March 19, 2005.

          Administration.  The LTIP is administered and interpreted by the committee.  The committee has the authority to (i) establish rules and regulations relating to the LTIP, (ii) interpret the LTIP and those rules and regulations, (iii) select participants for the LTIP, (iv) determine each participant’s target award, performance goals and actual award, (v) make factual and other determinations in connection with the LTIP, and (vi) take all other actions necessary or appropriate for the proper administration of the LTIP.  The determinations of the committee are made in its sole discretion and are final, binding and conclusive.  The committee presently consists of four non-employee directors of the Company.

          Target Awards and Performance Goals.  At the beginning of each performance period, the committee will establish a target award for each participant which will be expressed as a percentage of the participant’s base salary. Unless the committee determines otherwise, each performance period will be for a three-year period beginning on January 1 of the first calendar year and ending on December 31 of the third calendar year.  Target awards will be based on a number of factors, including, but not limited to, (i) market competitiveness of the position, (ii) job level, (iii) base salary level, (iv) past individual performance, and (v) expected contribution to future Company performance and business impact.  The committee will also establish a maximum award that may be paid for the performance period, which will remain fixed for the entire performance period, for each officer of the Company who participates in the LTIP.

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          The LTIP permits the committee to impose and specify objective performance goals that must be met with respect to the awards earned by the participants under the LTIP.  The committee may also establish subjective performance goals for participants, provided that with respect to officers of the Company, the subjective performance goals will only be used to reduce, not increase, the incentive award otherwise payable under the LTIP.  Prior to, but not more than 90 days after the beginning of, the performance period, the committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions.  Unless the committee determines otherwise, at the time the committee communicates to the participant the amount of his or her target award, the participant may elect to receive up to 50% of the payment of his or her award, if any, in cash.  If the participant fails to make an election, the entire amount of the award will be made in shares of common stock of the Company.

          The performance goals, to the extent designed to meet the requirements of Section 162(m) of the  Internal Revenue Code, will be based on one or more of the following measures: stock price, earnings per share, EBITDA (earnings before interest, taxes, depreciation, and amortization), net earnings, operating or other earnings, profits, revenue, net cash flow, financial return ratios, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, drug discovery or other scientific goals, pre-clinical or clinical goals, regulatory approvals, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, or strategic partnerships as well as industry indices.  The foregoing measures may be based on the employee’s business unit or the performance of the Company or the Company’s subsidiaries independently or as a whole, or a combination of the foregoing.

          Each participant will earn an award for a performance period based on the level of achievement of the performance goals established by the committee.  The committee may adjust, upward or downward, the award for each participant who is not an officer of the Company, based on the committee’s determination of the participant’s achievement of personal and other performance goals and other factors as the committee determines.  The committee is not authorized to increase the amount of any award to an officer of the Company that would otherwise be payable under the LTIP.  The maximum award that may be paid to an officer for a performance period will not exceed two times the officer’s target award.  The committee may establish a lower maximum award for an officer as it deems necessary or appropriate. Forfeiture of all or part of any such incentive awards will occur if the performance goals are not met, as determined by the committee.

          Payment of Awards.  The committee will certify and announce to the participants the awards that will be paid by the Company as soon as practicable following the final determination of the Company’s financial results for the performance period.  Awards will be paid within two and one half months after the close of the performance period in cash, shares of Company common stock, or a combination of the two, if elected by the participant as described above.  The distribution of Company common stock will be made in accordance with the InKine Pharmaceutical Company, Inc. 2004 Equity Compensation Plan.

          Participants must be employed on the last day of the performance period to be eligible for an award from the LTIP, except as the committee may otherwise determine.  Unless the committee provides otherwise, in the event of the participant’s death, disability, or retirement during the performance period, the participant will be eligible for a prorated award calculated from the date the participant became eligible to participate in the LTIP to the date of death, disability or retirement.  Such payments will be made in a single payment at the same time as all other awards for the performance period are distributed.

          Adjustment Provisions. At any time prior to the final determination of awards for participants other than officers, the committee may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock dividend or stock split) a corporate transaction (such as a merger, reorganization, separation, consolidation or partial or complete liquidation), or to reflect equitably the occurrence of an extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, or any change in applicable law.  The committee may make the foregoing adjustments with respect to officers’ awards to the extent the committee deems appropriate, considering the requirements of Section 162(m) of the  Internal Revenue Code.

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          Amendment and Termination of the LTIP.  The committee may amend or terminate the LTIP at any time, subject to shareholder approval if such approval is required under any applicable laws or stock exchange requirements.  The LTIP must be reapproved by our shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders previously approved the LTIP if required by Section 162(m) of the  Internal Revenue Code.

          Grants Under the LTIP.  Three participants have been granted target awards under the LTIP.  The payment of these awards is subject to the achievement of specified performance goals as determined at the end of the performance period.  It is not possible at this time to predict if the performance goals will be met.

          Restrictions on Awards and Transfers; No Right of Employment.  A participant’s right and interest under the LTIP may not be assigned or transferred.  The granting of any award does not create any rights in the participant with respect to his or her continued employment with the Company.

Federal Income Tax Consequences

          The following provides only a general description of the application of federal income tax laws to awards under the LTIP.  This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the LTIP, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment.  The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

          From the participants’ standpoint, as a general rule, the granting of an award will not result in taxable income to the participant.  He or she will recognize ordinary income upon payment of the award.  Assuming as expected that compensation paid under the LTIP is “qualified performance based compensation,” the Company will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient.

          Section 162(m) of the  Internal Revenue Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1,000,000 in any year.  Compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it.  The Company intends that incentive awards granted under the LTIP will qualify as “performance-based compensation” and the committee will condition such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the  Internal Revenue Code.

          While it is intended that the incentive awards will not be subject to Section 409A of the  Internal Revenue Code, a participant’s award may be subject to a 20% excise tax in addition to ordinary income tax inclusion at the time the award becomes vested, plus interest, if the award constitutes “deferred compensation” under Section 409A of the  Internal Revenue Code and the requirements of Section 409A of the  Internal Revenue Code are not satisfied.

          The Company may deduct from a participant’s award any and all federal, state and local taxes or other amounts required by law to be withheld.

Recommendation of the Board of Directors

          The Board of Directors unanimously recommends a vote “FOR” the proposal to approve the adoption of the InKine Pharmaceutical Company, Inc. Long Term Incentive Plan.

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PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Description of Proposal

          The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accountants for the year ending December 31, 2005, and have further directed that management of the Company submit the selection of independent registered public accountants for ratification by the shareholders at the Annual Meeting.  KPMG has audited the Company’s financial statements since 1998. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

          Shareholder ratification of the selection of KPMG as the Company’s independent registered public accountants is not required by the Company’s By-laws or otherwise.  The Board is submitting the selection of KPMG to the shareholders for ratification at the request of the Audit Committee and as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accountants at any time if they determine that such a change would be in the best interests of the Company and its shareholders.

Fees Incurred by InKine for KPMG LLP

          The following table shows the fees paid or accrued by InKine for the audit and other permissible services provided by KPMG for fiscal 2004 and 2003:
	2004	2003

Audit Fees (1)	$249,124	$72,300
Audit-Related Fees (2)	77,500	60,000
Tax Fees	—	—
All Other Fees	—	—

Total	$326,624	$132,300

(1)
Audit fees represent fees for professional services provided in connection with the audit of our financial statements, review of our quarterly financial statements and audit of our internal control over financial reporting.

(2)
Audit-related fees primarily represent fees for audit services in connection with comfort letters and consents provided in connection with securities offerings and other statutory and regulatory filings.

          The Audit Committee pre-approves all audit-related and non-audit services not prohibited by law to be performed by InKine’s independent registered public accountants. The Audit Committee determined that the provisions of such services by KPMG LLP was compatible with the maintenance of such firm’s independence in the conduct of its audit functions.

Recommendation of the Board of Directors

          The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of KPMG as the Company’s independent registered public accountants for the year ending December 31, 2005.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 25, 2005 (except as may otherwise be set forth in the footnotes to the table) for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and officers as a group; and

•	all persons known by us to beneficially own more than 5% of our Common Stock.

          The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of April 25, 2005 through the exercise of any warrant, stock option or other right. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.  Unless otherwise indicated, the address for each of the shareholders below is c/o 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, PA 19422.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (2)

Leonard S. Jacob, M.D., Ph. D.	2,061,023	(3)	4.05%
Robert F. Apple	405,500	(4)	*
Martin Rose, M.D., J.D.	686,850	(5)	1.38%
William Harral, III	25,000	(6)	*
John R. Leone	5,000	(7)	*
J.R. LeShufy	186,167	(8)	*
Steven B. Ratoff	785,667	(9)	1.59%
Norman D. Schellenger	61,167	(7)	*
Thomas P. Stagnaro	234,167	(10)	*
Kopp Investment Advisors, LLC	7,107,505	(11)	14.47%
Gabe Hoffman	2,935,459	(12)	5.98%
Barclays Global Investors, N.A.	2,746,928	(13)	5.59%
All current directors and officers as a group (10 Persons)	4,450,541		8.89%

*	Less than one percent.

(1)
The number of shares indicated includes shares issuable upon the exercise of outstanding stock options held by each individual or group to the extent such options are exercisable within sixty days of April 25, 2005.

(2)
The percentage for each individual or group is based on the aggregate of the shares outstanding as of April 25, 2005 (49,111,055 shares) and all shares which the listed beneficial owner or group has the right to acquire within sixty days of April 25, 2005.

(3)
Includes 1,704,523 shares of Common Stock issuable upon exercise of options.  In addition, includes 34,250 shares of Common Stock issuable upon the exercise of options granted to Dr. Jacob’s spouse (a former employee), with respect to which Dr. Jacob disclaims beneficial ownership.

(4)	Includes 400,500 shares of Common Stock issuable upon exercise of options.

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(5)	Includes 548,750 shares of Common Stock issuable upon exercise of options.

(6)	Includes 5,000 shares of Common Stock issuable upon exercise of options.

(7)	Represents shares of Common Stock issuable upon exercise of options.

(8)	Includes 176,167 shares of Common Stock issuable upon exercise of options.

(9)	Includes 245,667 shares of Common Stock issuable upon exercise of options.

(10)	Includes 149,167 shares of Common Stock issuable upon exercise of options.

(11)
Based on a Schedule 13G/A jointly filed on January 24, 2005 on behalf of Kopp Investment Advisors, LLC or Kopp Advisors, Kopp Holding Company, LLC, or Kopp Holding, Kopp Holding Company, or KHC, and LeRoy C. Kopp, or Kopp, collectively these parties beneficially own 7,107,505 shares.  Kopp Advisors is deemed to beneficially own 6,747,505 of these shares and has sole voting power over 5,533,105 of these shares, sole dispositive power over 1,600,000 of these shares and shared dispositive power over 5,127,505 of these shares.  Kopp Holding and KHC are each deemed to beneficially own 6,747,505 of these shares.  Kopp is deemed to beneficially own all 7,107,505 shares and has sole voting and dispositive power over 380,000 of these shares.  Kopp Advisors is a wholly owned subsidiary of Kopp Holding and Kopp controls Kopp Holding through KHC. The business address for Kopp Investment Advisers, LLC is 7701 France Avenue South, Suite 500, Edina, MN, 55435.

(12)
Based on a Schedule 13G filed on March 31, 2005, Mr. Hoffman is the beneficial owner of 2,935,459 shares. The Schedule 13G states that the securities beneficially owned by Mr. Hoffman are held in (a) the accounts of unregistered investment companies over which Mr. Hoffman has investment discretion by virtue of Mr. Hoffman’s positions in the general partner or investment manager, as applicable, of said entities, and (b) Mr. Hoffman’s personal accounts, including certain retirement accounts. The business address for Mr. Hoffman is c/o Accipiter Capital Management, LLC, 399 Park Avenue, 37th Floor, New York, NY,  10022.

(13)
Based upon a Schedule 13G jointly filed on February 14, 2004 on behalf of Barclays Global Investors, NA (45 Fremont Street, San Francisco, CA 94105), or BGI, Barclays Global Fund Advisors (45 Fremont Street, San Francisco, CA 94105), or BGF, Barclays Global Investors, Ltd. (1 Royal Mint Court, London, EC3N 4HH, England), Barclays Global Investors Japan Trust and Banking Company Limited (Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-0012, Japan), Barclays Life Assurance Company Limited (Unicorn House, 5th floor, 252 Romford Road, Forest Gate, London, 37 9JB, England), Barclays Bank PLC (54 Lombard Street, London, EC3P 3AH, England), Barclays Capital Securities Limited (5 the North Colonmade, Canary Wharf, London, E14 4BB, England), Barclays Capital Inc. (200 Park Ave., New York, NY  10166), Barclays Private Bank and Trust (Isle of Man) Limited (4th Floor, Queen Victoria House, Isle of Man, IM99 IDF, England), Barclays Private Bank and Trust (Jersey) Limited (39/41 Broad Street, St. Helier, Jersey, Channel Islands, JE4 8PU, England), Barclays Bank Trust Company Limited (54 Lombard Street, London, EC3P 3AH, England), Barclays Bank (Suisse) SA (10 rue D’Italie, CH-1204, Geneva, Switzerland), Barclays Private Bank Limited (59/60 Grosvenor Street, London, WIX 9DA, England), Bronco (Barclays Cayman) Limited (Walker House, Mary Street, PO Box 908 GT, George Town, Grand Cayman (Cayman Islands)), Palomino Limited (Walker House, Mary Street, PO Box 908 GT, George Town, Grand Cayman (Cayman Islands)) and HYMF Limited (Walker House, Mary Street, PO Box 908 GT, George Town, Grand Cayman (Cayman Islands)), collectively these parties beneficially own 2,746,928 shares.  The Schedule 13G states that: BGI beneficially owns 2,179,668 of these shares, has sole voting power with respect to 1,704,419 of these shares and has sole dispositive power with respect to 2,179,668 of these shares; BGF beneficially owns 567,260 of these shares, has sole voting power with respect to 535,155 of these shares and has sole dispositive power with respect to 567,260 of these shares.  The Schedule 13G also states that the shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. The business addresses of these parties are noted above in parentheses.

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EXECUTIVE OFFICERS OF THE COMPANY

          The current executive officers of the Company are as follows:

Name	Age	Position

Leonard S. Jacob, M.D., Ph. D.	56	Chairman of the Board and Chief Executive Officer

Robert F. Apple	39	Chief Operating and Financial Officer, and Director

Martin Rose, M.D., J.D.	58	Executive Vice President, Research and Development

John M. Cullen, Ph. D., J.D.	67	Senior Vice President, General Counsel and Secretary

          Martin Rose, M.D., J.D. has served as Executive Vice President, Research and Development since November 2000 and prior to that, served as Senior Vice President, Clinical Research and Regulatory Affairs since joining the Company in March 1999.  From September 1997 and until joining the Company, Dr. Rose was employed by Sparta Pharmaceuticals Inc., where he held the position of Vice President of Clinical Research and Regulatory Affairs.  From November 1994 until September 1997, Dr. Rose was employed by BRI International (a pharmaceutical consulting firm) as Senior Consultant.  Prior to that, Dr. Rose also held various positions at Alpha I Biomedicals Inc., Genentech Inc. and The United States Food and Drug Administration.

          John M. Cullen, Ph.D, J.D. has served as Senior Vice President, General Counsel and Secretary since January 2005.  From 1997 until joining the Company, Dr. Cullen had independently provided legal and regulatory advice to pharmaceutical and biotechnology companies.  From 1994 until 1997, he was Chief Operating Officer for IBAH (presently Omnicare), a contract research organization.  Prior to that, Dr. Cullen spent over 20 years at SmithKline Beecham where he was Vice President, Associate General Counsel and Assistant Secretary and provided all legal services to the North American Business Operations. Dr. Cullen also serves as Adjunct Professor of Food and Drug Law at Temple University.

          For biographical information with respect to Dr. Jacob and Mr. Apple, see “Proposal 1: Election of Directors” above.

          Officers are elected or appointed by the Board of Directors to serve until the election or appointment and qualification of their successors or their earlier termination or resignation.

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary of Compensation

          The following table sets forth a summary of all compensation paid by the Company to its Chief Executive Officer and the other executive officers of the Company whose cash compensation exceeded $100,000 for the fiscal year ended December 31, 2004 (the “named executive officers”).

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year							All Other Compensation (1)
		Salary	Bonus	Other Annual Compensation	Stock Option Grants	Restricted Stock Awards

Leonard S. Jacob, M.D., Ph. D.	2004	$435,500	$340,000	$—	—	$372,000	(2)	$4,100
Chairman and	2003	378,000	242,000	—	60,000	—		4,000
Chief Executive Officer	2002	333,250	85,000	—	445,000	—		6,087
Robert F. Apple	2004	319,938	170,000	—	—	219,000	(3)	4,100
Chief Operating and	2003	235,250	133,000	—	45,000	—		4,000
Financial Officer, and Director	2002	201,313	50,000	—	235,000	—		5,679
Martin Rose, M.D., J.D.	2004	248,937	125,000	—	—	109,000	(4)	4,100
Executive Vice President,	2003	236,250	27,500	—	40,000	—		4,000
Research & Development	2002	218,438	50,000	—	170,000	—		5,814

(1)	The amounts listed in this column represent Company contributions to the Company’s 401(k) plan.

(2)
The Company granted Dr. Jacob 68,136 shares of restricted stock in November 2004.  These shares vest three years from the date of grant.  The dollar amount shown equals the number of shares multiplied by the fair market value per share on the date of grant, which was $5.46.  This amount does not take into account any diminution in value attributable to the restrictions applicable to the shares.

(3)
The Company granted Mr. Apple 40,080 shares of restricted stock in November 2004.  These shares vest three years from the date of grant.  The dollar amount shown equals the number of shares multiplied by the fair market value per share on the date of grant, which was $5.46.  This amount does not take into account any diminution in value attributable to the restrictions applicable to the shares.

(4)
The Company granted Dr. Rose  20,040 shares of restricted stock in November 2004.  These shares vest three years from the date of grant.  The dollar amount shown equals the number of shares multiplied by the fair market value per share on the date of grant, which was $5.46.  This amount does not take into account any diminution in value attributable to the restrictions applicable to the shares.

Option Grants in Last Fiscal Year

          The Company did not grant any options to any named executive officer during the fiscal year ended December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

          The following table summarizes option exercises during the fiscal year ended December 31, 2004 and the value of vested and unvested options for the named executive officers. Year-end values are based upon a price of $5.43 per share, which was the closing sales price of a share of the Company’s Common Stock on December 31, 2004.

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	Shares Acquired on Exercise	Value Realized			Value of Unexercised In-the-Money Options at December 31, 2004
			Number of Unexercised Options at December 31, 2004

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Leonard S. Jacob, M.D., Ph. D.	—	$—	1,582,523	228,750	$5,701,766	$746,125
Robert F. Apple	90,000	367,843	339,250	96,250	817,688	348,138
Martin Rose, M.D., J.D.	—	—	548,750	83,750	1,779,628	389,163

          The Company also grants restricted stock as long-term incentives, along with stock options, to its executives and other employees.  Restricted stock granted to named executive officers appears above in the Summary Compensation Table.  The Company does not sponsor a defined benefit plan at this time.

Employment Agreements

          In November 1997, the Company entered into a three-year employment agreement with Dr. Jacob, Chairman and Chief Executive Officer of the Company, that is automatically renewable for successive one year terms upon the expiration of the initial three-year term, unless written notice to the contrary is provided by Dr. Jacob or the Company.  In November 1999, the Company amended the agreement to extend the employment term until November 2002 and to provide that the amended agreement would be automatically renewable for successive one year terms, unless written notice to the contrary was provided by Dr. Jacob or the Company.  In November 2003, the Company amended the terms of the amended agreement to increase Dr. Jacob’s base salary to $420,000 and to provide for Dr. Jacob to receive health insurance benefits for a period of two years in the event the Company terminates his employment other than for cause.  Under the terms of the amended agreement, Dr. Jacob’s annual base salary of $420,000 may be increased at the discretion of the Board of Directors.  In November 2004, Dr. Jacob’s salary was increased to $440,000. In addition, Dr. Jacob is eligible for an annual bonus as the Compensation Committee may determine.  The agreement provides that Dr. Jacob will be entitled to other customary fringe benefits generally available to executive employees of the Company.  The agreement also provides that Dr. Jacob will receive severance benefits in the event the Company terminates his employment other than for cause.  In the event of such termination, the Company will be obligated to pay him within thirty days of such termination an amount equal to 200% of his base annual salary in addition to the continued health insurance benefits referred to above.  In addition, in August 2004, the amended agreement was further amended to obligate the Company to also pay Dr. Jacob in the event of such termination an additional amount equal to two times the amount of the most recent cash bonus paid by the Company to Dr. Jacob.  All of Dr. Jacob’s stock options become immediately exercisable  upon his termination if it is other than for cause.  Dr. Jacob is also prohibited from soliciting, for other employment, employees of the Company for a period of one year following his termination of employment.

          In November 1998, the Company entered into a one-year employment agreement with Mr. Apple, Chief Operating and Financial Officer of the Company, that is automatically renewable for successive one year terms, unless written notice to the contrary is provided by Mr. Apple or the Company.  In November 2003, the Company amended the terms of the agreement to increase Mr. Apple’s base annual salary to $300,000 and to provide that Mr. Apple will receive health insurance benefits for a period of eighteen months in the event the Company terminates his employment other than for cause.  Under the amended terms of the agreement, Mr. Apple’s base annual salary of $300,000 may be increased at the discretion of the Board of Directors.  In November 2004, Mr. Apple’s salary was increased to $315,000.  In addition, Mr. Apple is eligible for an annual bonus as the Board or the Compensation Committee may determine.  The agreement provides that Mr. Apple will be entitled to other customary fringe benefits generally available to executive employees of the Company.  This agreement also provides that Mr. Apple will receive severance benefits in the event the Company terminates his employment other than for cause.  If such termination occurs, the Company will be obligated to pay him within thirty days of such termination an amount equal to 150% of his base annual salary in addition to the continued health insurance benefits referred to above. In addition, in August 2004, the amended agreement was further amended to obligate the Company to also pay Mr. Apple in the event of such termination an additional amount equal to one and one-half times the amount of the most recent cash bonus paid by the Company to Mr. Apple. All of Mr. Apple’s stock options become immediately exercisable upon his termination if it is other than for cause.

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          In December 2000, the Company entered into a one-year employment agreement with Dr. Rose, Executive Vice President, Research and Development of the Company, that is automatically renewable for successive one year terms, unless written notice to the contrary is provided by Dr. Rose or the Company.  In November 2003, the Company amended the terms of the agreement to increase Dr. Rose’s base annual salary to $243,000 and to provide that Dr. Rose will receive health insurance benefits for a period of twelve months in the event the Company terminates his employment other than for cause.   Under the amended terms of the agreement, Dr. Rose’s base annual salary of $243,000 may be increased at the discretion of the Board of Directors. In November 2004, Dr. Rose’s salary was increased to $260,000. In addition, Dr. Rose is eligible for an annual bonus as the Board or the Compensation Committee may determine.  The agreement provides that Dr. Rose will be entitled to other customary fringe benefits generally available to executive employees of the Company.  The Company also provides an annual housing allowance to Dr. Rose.  This agreement also provides that Dr. Rose will receive severance benefits in the event the Company terminates his employment other than for cause.  If such termination occurs, the Company will be obligated to pay him within thirty days of such termination an amount equal to 100% of his base annual salary in addition to the continued health insurance benefits referred to above. In addition, in August 2004, the amended agreement was further amended to obligate the Company to also pay Dr. Rose in the event of such termination an additional amount equal to the amount of the most recent cash bonus paid by the Company to Dr. Rose.

Compensation of Directors

          All non-employee directors receive an annual fee of $35,000 per year for their services to the Company as directors.  The Audit Committee chairman receives an additional $5,000 per year and the Compensation Committee chairman receives an additional $3,000 per year for their services as chairman.  Directors are reimbursed for expenses incurred in connection with attending board and committee meetings.   Directors may accept options to purchase the Company’s Common Stock (with equivalent fair value as of the date of grant) in lieu of receiving the annual fee in cash.

          Any new non-employee director will receive options to purchase 25,000 shares of Common Stock with a fair market exercise price upon first becoming a member of the Board of Directors.  In addition, on the date of each annual meeting of shareholders, each non-employee director reelected at such annual meeting receives options to purchase 15,000 shares of Common Stock with an exercise price equal to the fair market value per share of the Common Stock on the date of grant.

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          The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

Compensation Philosophy

          The Compensation Committee of the Board of Directors believes that a well-designed compensation program should align the goals of the executives of the Company with the goals of the shareholders, and that a significant portion of the executives’ compensation, over the long term, should be dependent upon the value created for the shareholders.  However, the Compensation Committee recognizes that, in the short-term, the value of the Company will be affected by many factors, some transient in nature and beyond the control of the Company’s executives.  This is especially true in the biotechnology and specialty pharmaceutical industries, which are comprised of a large number of small companies, long product lead times, highly volatile stock prices and few commercial products.  In order to attract and retain qualified executives in such an environment, the Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value for shareholders with components based upon the achievement of shorter-term strategic goals.  These goals generally include the progress of clinical and commercial development programs, adherence to budgets, strengthening of the Company’s financial position and success in entering into appropriate business collaborations. The Compensation Committee expects that the achievement of these shorter-term goals will contribute to the long-term success of the Company.  In light of the Company’s need to generate positive cash flow to support its own operations, progress toward achievement of commercial objectives is the most significant individual factor considered in determining compensation levels.

          The Company competes against both biotechnology companies and pharmaceutical companies in the hiring and retention of qualified personnel.  Particularly as compared to the pharmaceutical industry, the cash compensation of the Company’s executives is below those levels available to executives of similar background and experience.  Likewise, the Company does not offer the type of retirement benefits often available at such other companies.  The Company must therefore place greater emphasis on long-term compensation, principally including the grant of stock options and restricted stock.

          The Company’s compensation program for executive officers comprises base salary, performance bonuses, longer-term incentive compensation in the form of stock options and restricted stock, and benefits available generally to all of the Company’s employees.  The process utilized by the Committee in determining executive officer compensation levels for each of these components is based on the Compensation Committee’s subjective judgment, and the other factors noted in this report.

Compensation Components

          Base Salary.  The Compensation Committee reviews base salary levels for the Company’s executive officers on an annual basis.  In conducting this review, the Compensation Committee considers the various items noted above, including competitive benchmarking and industry trends, as well as performance within the Company, and changes in job responsibility.  The Committee reviews certain compensation information publicly available and considers salary history at the Company.  In addition, the Compensation Committee utilized a comprehensive independent human resource consulting firm to custom design an in-depth analysis of compensation packages, including base salary, bonus and long term incentive awards for the executive officers of the Company  The peer group target compensation set by the Compensation Committee for the executives was the median (or 50th percentile).  During the year ended December 31, 2004, Dr. Jacob’s annual base salary was increased by 5% from $420,000 to $440,000, Mr. Apple’s annual base salary was increased by 5% from $300,000 to $315,000 and Dr. Rose’s annual base salary was increased by 7% from $243,000 to $260,000.

          Performance Bonus Compensation.  The Compensation Committee annually considers awards of cash bonuses to executives in order to provide a direct financial incentive to achieve Company and individual objectives.  Specific objectives are determined yearly as part of the Company’s annual operating plan and budget.  The granting

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of any such bonus is entirely discretionary and is determined based upon the Compensation Committee’s evaluation of the Company’s performance as a whole as well as each executive’s performance in attaining such corporate and individual goals and objectives.

          In determining to award cash bonuses to the Company’s executive officers during the year-ended December 31, 2004, the Compensation Committee noted the Company’s achievement of several objectives and milestones including:

•	meeting revenue expectations;
•	achieving profitability and positive operating cash flow;
•	development progress on new generation purgative product;
•	completion of post marketing studies for Visicol’s use in treating chronic constipation; and
•	maintaining cost control measures.

          In December 2004, the Compensation Committee, after reviewing these objectives and milestones, awarded Dr. Jacob a bonus of $340,000.

          Stock Option Grants.  Our equity compensation plans are the Company’s long-term equity incentive plans for executive officers and other selected employees.  The objective of grants of stock options under these plans is to align the long-term financial interests of the option holder with the financial interests of the Company’s shareholders.  Stock option exercise prices are set at prevailing market price at the time of grant, and stock options will only have value if the Company’s stock price increases.  The Company, as with all developing specialty pharmaceutical companies, relies heavily upon its long-term equity incentive plan.  Without such incentives, it would not be possible to attract and retain qualified managers or other employees.  The Compensation Committee generally considers additional stock option grants as a means to continue to incentivize the Company’s senior managers to work toward increasing shareholder value, however, the granting of any such options is entirely discretionary.  During the year ended December 31, 2004, no stock options were granted to Dr. Jacob or to the other officers of the Company.

          Restricted Stock Awards.  Similar to the Company’s stock option program, restricted Common Stock is also awarded under our 2004 Equity Compensation Plan to executives in order to align the long-term financial interests of the Company’s named executive officers with the financial interests of its shareholders.  During 2004, Dr. Jacob received 68,136 shares of restricted stock, Mr. Apple received 40,080 shares of restricted stock and Dr. Rose received 20,040 shares of restricted stock.  These shares vest three years from the date of grant.

Compliance with Section 162(m) of the Internal Revenue Code

          Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our Chief Executive Officer and the four other most highly compensated executive officers.  Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met.  The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and the best interest of our shareholders, after taking into consideration changing business conditions and the performance of our employees. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s growth and financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. However, for the 2004 fiscal year, the total amount of compensation paid by the Company (whether in the form of cash payments or upon the exercise or vesting of equity awards) should be deductible and not affected by the Section 162(m) limitation.

COMPENSATION COMMITTEE
J.R. LeShufy, Chairman
Steven B. Ratoff
May 2, 2005	Norman D. Schellenger

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          The following Comparative Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARATIVE STOCK PERFORMANCE GRAPH

          The graph below compares the cumulative total shareholder return on the Company’s Common Stock for the five year period of December 31, 1999 through December 31, 2004 with the cumulative total shareholder return of the Nasdaq Stock Market (U.S.) Index, the Nasdaq Index, and the Index of Nasdaq Pharmaceutical Stocks, the Pharmaceutical Index, for the same period.  The comparison assumes an investment of $100 on December 31, 1999 in each of the Common Stock of the Company, the stocks comprising the Nasdaq Index and the stocks comprising the Pharmaceutical Index and further assumes reinvestment of dividends.

	12/99	12/00	12/01	12/02	12/03	12/04

InKine Pharmaceutical Company, Inc.	100.00	231.34	48.93	51.13	151.51	170.33
NASDAQ Stock Market (U.S.)	100.00	60.31	47.84	33.07	49.45	53.81
NASDAQ Pharmaceutical	100.00	124.73	106.31	68.69	100.69	107.25

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          The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

          The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the internal control structure.

          The Audit Committee has met with management and the independent registered public accountants.  Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the financial statements with both management and the independent registered public accountants.  The Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

          In addition, the Committee has discussed with the independent registered public accountants the independent registered public accountants’ independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees).  The Committee has also considered whether the independent registered public accountants’ non-audit services to the Company is compatible with the independent registered public accountants’ independence.

          The Committee has discussed with the Company’s independent registered public accountants the overall scope and plans for their audits and the Committee has met with the independent registered public accountants’ with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

          In reliance on these reviews and discussions, and the reports of the independent registered public accountants, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Steven B. Ratoff, Chairman
J.R. LeShufy
Thomas P. Stagnaro
May 2, 2005

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OTHER MATTERS

          The Board of Directors is not aware of any matters not set forth herein that may come before the Annual Meeting.  If, however, further business properly comes before the Annual Meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

Householding

          On June 1, 2002, the Company adopted a new procedure approved by the Securities and Exchange Commission called “householding.”  Under this procedure, shareholders with the same last name and address that do not participate in electronic delivery will receive only one copy of the annual proxy materials, unless they notify the Company that they wish to continue receiving multiple copies.  The Company has undertaken householding to reduce its printing costs and postage fees.

          If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty (30) days before the mailing of proxy materials, which typically are mailed in April of each year, by notifying the Company in writing or by telephone at: InKine Investor Relations, 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, PA  19422, (215) 283-6850. You also may request additional copies of the proxy materials by notifying the Company in writing or by telephone at the same address or telephone number.

          If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying the Company at the above-referenced address or telephone number.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on its review of the copies of such reports received by the Company, the Company believes that during the year ended December 31, 2004, all filing requirements applicable to its officers, directors and 10% shareholders were satisfied, except with respect to (i) a Form 4 filing on February 9, 2004 related to four February 2004 transactions by Mr. LeShufy, (ii) four Form 4 filings on July 2, 2004 related to a June 2004 stock option grant to each of Messrs. Harral, LeShufy, Ratoff, Schellenger and Stagnaro, and (iii) five Form 4 filings on October 21, 2004 related to an August 2004 stock option grant to each of Messrs. Harral, LeShufy, Ratoff, Schellenger and Stagnaro.

Annual Report on Form 10-K

          The Company has furnished without charge to each person whose proxy is being solicited, a copy of the Company’s Annual Report to Shareholders on Form 10-K, for the year ended December 31, 2004, including the financial statements, but excluding exhibits.  Requests for additional copies of such report should be directed to the Company, Attention: Investor Relations, InKine Pharmaceutical Company, Inc., 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, Pennsylvania 19422.

Available Information

          The Company’s internet address is www.inkine.com.  We make available on our website under “Investor Relations/SEC Reports” our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our Code of Conduct as well as the charters of our compensation committee, nominating committee and audit committee are available in print upon any request by a shareholder and are also available on our website under “Investor Relations/Corporate Governance.”

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Shareholder Proposals for the Next Annual Meeting

          We anticipate that the 2006 Annual Meeting of Shareholders will be held in the second fiscal quarter of 2006. Any shareholders interested in submitting a proposal for inclusion in our proxy statement for the 2006 Annual Meeting must follow the procedures prescribed in Rule 14a-8 of the Exchange Act.  To be eligible for inclusion in our proxy statement and form of proxy submitted pursuant to Rule 14a-8 for our 2006 Annual Meeting, shareholder proposals must be received by the Secretary of the Company at 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, Pennsylvania 19422 no later than January 9, 2006.  For information about the policies of the Company’s Nominating Committee relating to shareholder nominees, see “Corporate Governance – Nominating Committee” in this proxy statement.

          Shareholders intending to present proposals at the next annual meeting of the Company, and not intending to have such proposals included in the Company’s next proxy statement must send their proposal to the Secretary of the Company at 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, Pennsylvania 19422 no later than March 25, 2006.  If notification of a shareholder proposal is not received by the above date, the Company may vote, in its discretion, any and all of the proxies received in its solicitation against such proposal.

By Order of the Board of Directors,

JOHN M. CULLEN, PH.D., J.D.

John M. Cullen, Ph.D., J.D.
Secretary
May 2, 2005

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APPENDIX A
INKINE PHARMACEUTICAL COMPANY, INC. LONG TERM INCENTIVE PLAN

1.     Plan Objective

          The InKine Pharmaceutical Company, Inc. Long-Term Incentive Plan (the “Plan”) is designed to encourage results-oriented actions on the part of members of the executive management team and other key employees of InKine Pharmaceutical Company, Inc. (the “Company”).  The Plan is intended to align closely financial rewards to executive employees with the achievement of specific performance objectives by the Company.

2.     Definitions

             (a)          “Administrator” shall mean the Committee.

             (b)          “Award” shall mean the incentive award earned by a Participant under the Plan for a Performance Period, if any.

             (c)          “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

             (d)          “Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

             (e)          “Company” shall mean InKine Pharmaceutical Company, Inc.

             (f)          “Officer” shall mean an employee who is an officer of the Company for purposes of Section 162(m) of the Code.

             (g)          “Participant” shall mean members of the executive management team and other key employees of the Company designated by the Administrator as eligible to participate in the Plan for a Performance Period.

             (h)          “Performance Goals” shall mean the specific performance objectives established by the Administrator for a Performance Period in accordance with Section 5.

             (i)          “Performance Period” shall mean, unless the Administrator determines otherwise, a period of three calendar years beginning on January 1 of the first calendar year and ending on December 31 of the third calendar year.

             (j)          “Plan” shall mean the InKine Pharmaceutical Company, Inc. Long-Term Incentive Plan, as set forth herein and as may be amended from time to time.

             (k)          “Target Award” shall have the meaning as defined in Section 5 below.

3.     Eligibility

Members of the executive management team of the Company and other key employees of the Company are eligible to participate in the Plan.  The Administrator shall designate which employees shall participate in the Plan for each Performance Period.

4.     Administration

          (a)          The Plan shall be administered by the Committee.  The Committee shall be comprised of at least two outside directors, as that term is defined in Section 162(m) of the Code.

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          (b)          The Administrator shall have full power and authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants for the Plan, to determine each Participant’s Target Award, Performance Goals and actual Award, to make all factual and other determinations in connection with the Plan, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate.

          (c)          All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.  The Administrator’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including the Participants and their respective beneficiaries.

5.     Target Awards and Performance Goals

          (a)          At the beginning of each Performance Period as designated by the Administrator, the Administrator shall establish for each Participant a Target Award, which shall be expressed as a percentage of base salary.  Target Awards will be based on a number of factors, including, but not limited to, (i) market competitiveness of the position, (ii) job level, (iii) base salary level, (iv) past individual performance, and (v) expected contribution to future Company performance and business impact.  The Administrator shall also establish for each Officer a maximum Award that may be paid for the Performance Period. The maximum amount for Officers shall remain fixed for the entire Performance Period.

          (b)          At the beginning of each Performance Period, the Administrator shall establish for each Participant Performance Goals that must be met in order for an Award to be payable for the Performance Period.  The Administrator shall establish in writing:  (i) the Performance Goals that must be met, (ii) the threshold, target and maximum amounts that may be paid if the Performance Goals are met, and (iii) any other conditions that the Administrator deems appropriate and consistent with the Plan and, in the case of Officers, Section 162(m) of the Code.  The Administrator shall establish objective Performance Goals for each Participant related to the Participant’s business unit or the performance of the Company and its parents, subsidiaries and affiliates as a whole, or any combination of the foregoing.  The Administrator may also establish subjective Performance Goals for Participants; provided that, for Officers, the subjective Performance Goals may only be used to reduce, and not increase, the Award otherwise payable under the Plan.

           The Administrator shall notify each Participant of his or her Target Award and the Performance Goals for the Performance Period.  In addition, unless the Administrator determines otherwise, at the time the Administrator communicates to a Participant the amount of his Target Award, the Participant may elect to receive up to 50% of the payment of his or her Award for the Performance Period, if any, in cash.  If the Participant fails to make an election, the entire amount of the Participant’s Award, if any, shall be made in shares of common stock of the Company as described in Section 5.

          (c)          The objectively determinable Performance Goals shall be based on one or more of the following criteria related to the Participant’s business unit or the performance of the Company and its parents, subsidiaries and affiliates as a whole, or any combination of the foregoing:  stock price, earnings per share, EBITDA (earnings before interest, taxes, depreciation  and amortization), net earnings, operating or other earnings, profits, revenues, net cash flow, financial return ratios, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, drug discovery or other scientific goals, pre-clinical or clinical goals, regulatory approvals, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, or strategic partnerships as well as industry indices.

          (d)          For Officers, the Administrator must establish the Target Awards and Performance Goals no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the

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Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code.  The Performance Goals for each Officer for each Performance Period are intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code, including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met and the amount of the Award payable to the Participant under the Plan, if any.

          (e)          Each Participant will earn an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Administrator.  The Administrator may adjust, upward or downward, the Award for each Participant who is not an Officer, based on the Administrator’s determination of the Participant’s achievement of personal and other Performance Goals established by the Administrator and other factors as the Administrator determines.  The Administrator may reduce (but not increase) the Award for each Officer based on the Administrator’s determination of the Participant’s achievement of personal and other Performance Goals established by the Administrator and other factors as the Administrator determines.  The Administrator shall not be authorized to increase the amount of any Award of an Officer that would otherwise be payable pursuant to the terms of the Plan.

          (f)          The maximum Award that may be paid to an Officer for a Performance Period shall not exceed two times the Officer’s Target Award.  The Administrator may establish a lower maximum Award for an Officer as it deems necessary or appropriate.

6.     Payment of Incentive Awards

          (a)          The Administrator shall certify and announce to the Participants the Awards that will be paid by the Company as soon as practicable following the final determination of the Company’s financial results for the Performance Period.  Payment of the Awards certified by the Administrator shall be made in cash, in shares of Company common stock, or a combination of the two, if elected by the Participant in accordance with Section 4(b), as soon as practicable following the close of the Performance Period, but in any event within two and one-half months after the close of the Performance Period.  Prior to the payment of any Award under the Plan, the Administrator shall certify in writing that the Performance Goals and other material terms were satisfied.  The distribution of Company common stock shall be made in accordance with the InKine Pharmaceutical Company, Inc. 2004 Equity Compensation Plan.

          (b)          Participants must be employed on the last day of the Performance Period to be eligible for an Award from the Plan, except as described in subsection (c) below.  Participants who terminate employment prior to the last day of the Performance Period will not be eligible for any Award payment for that Performance Period, except as the Administrator may otherwise determine.

          (c)          Unless the Administrator determines otherwise, Participants who die, become disabled under a Company-sponsored disability program, or who retire under a Company-sponsored retirement program during the Performance Period will be eligible for a prorated Award based on the achievement of the Performance Goals for the Performance Period and appropriate adjustment as described in Section 4.  The prorated Award will be calculated from the date when they became eligible for the Plan to the date of death or retirement.  Payment will be made in a single payment at the same time as all other Awards for the Performance Period are distributed.  In the case of the death of a Participant, any Award payable to the Participant shall be paid to his or her beneficiary.  For this purpose, the Company will use the beneficiary named under the Company-sponsored life insurance plan.  If no life insurance beneficiary is designated, the beneficiary will be the decedent’s estate.

          (d)          The Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees, consistent, in the case of Officers, with Section 162(m) of the Code.

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7.     Changes to Performance Goals and Target Awards

          At any time prior to the final determination of Awards for Participants other than Officers, the Administrator may adjust the Performance Goals and Target Awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.  The Administrator may make the foregoing adjustments with respect to Officers’ Awards to the extent the Administrator deems appropriate, considering the requirements of Section 162(m) of the Code.

8.     Amendments and Termination

             (a)          The Company may at any time amend or terminate the Plan by action of the Committee; provided, however, that the Committee shall not amend the Plan without shareholder approval if such approval is required by Section 162(m) of the Code or other applicable legal or regulatory standards.  Without limiting the foregoing, the Company, by action of the Administrator, shall have the right to modify the terms of the Plan as may be necessary or desirable to comply with the laws or local customs of countries in which the Company operates or has employees.

             (b)          The Plan must be reapproved by the shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan, or at such other times, if any, if required by Section 162(m) of the Code or the regulations thereunder.

9.     Miscellaneous Provisions

             (a)          This Plan is not a contract between the Company and the Participants.  Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its subsidiaries.  Nothing in the Plan, and no action taken pursuant to the Plan, shall affect the right of the Company to terminate a Participant’s employment at any time and for any or no reason.  The Company is under no obligation to continue the Plan.

             (b)          A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 5(c) of the Plan upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.  The Company’s obligations under the Plan may be assigned to any corporation which acquires all or substantially all of the Company’s assets or any corporation into which the Company may be merged or consolidated.

             (c)          The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.  The Company’s obligations hereunder shall constitute a general, unsecured obligation, Awards shall be paid solely out of the Company’s general assets, and no Participant shall have any right to any specific assets of the Company.

             (d)          The Company shall have the right to deduct from Awards any and all federal, state and local taxes or other amounts required by law to be withheld.

             (e)          It is the intent of the Company that the Plan and Awards under the Plan for Officers comply with the applicable provisions of Section 162(m) of the Code.  To the extent that any legal requirement of Section 162(m) of the Code as set forth in the Plan ceases to be required under Section 162(m) of the Code, that Plan provision shall cease to apply.

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             (f)          The Company’s obligation to pay compensation as herein provided is subject to any applicable orders, rules or regulations of any government agency or office having authority to regulate the payment of wages, salaries, and other forms of compensation.

             (g)          The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the laws of the Commonwealth of Pennsylvania.

10.     Effective Date.

          The Plan will become effective as of March 19, 2005, subject to the approval of shareholders at the 2005 Annual Meeting of Shareholders and no payments shall be made pursuant to the Plan until after the Plan has been approved by the shareholders of the Company.

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PROXY	PROXY

INKINE PHARMACEUTICAL COMPANY, INC.
Annual Meeting of Shareholders, June 8, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Leonard S. Jacob, M.D., Ph. D. and Robert F. Apple, or either one of them acting singly, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of InKine Pharmaceutical Company, Inc. to be held on June 8, 2005, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the meeting or any postponement(s) or adjournment(s) thereof, all as set forth in the May 2, 2005 Proxy Statement.

PLEASE MARK YOUR CHOICE LIKE THIS IN BLUE OR BLACK INK
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES, FOR APPROVAL OF
THE ADOPTION OF THE INKINE PHARMACEUTICAL COMPANY, INC LONG TERM INCENTIVE PLAN
AND FOR RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTANTS.

1. Election of the following nominees as directors: Leonard S. Jacob, M.D., Ph. D., Robert F. Apple, William Harral III, John R. Leone, Steven B. Ratoff, Norman D. Schellenger and Thomas P. Stagnaro.

For all nominees
Withhold for all nominees
Withhold for the following only: (Write the names of the nominee(s) in the space below)

2.	Approval of the adoption of the InKine Pharmaceutical Company, Inc. Long Term Incentive Plan.

FOR
AGAINST
ABSTAIN

3. Ratification of the selection of KPMG LLP, as independent registered public accountants of the Company for the year ending December 31, 2005.

FOR
AGAINST
ABSTAIN

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE DATE, SIGN AND RETURN PROMPTLY.

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4.
In their discretion, the Proxies are and each Proxy is, authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof and matters incident to the conduct of the meeting.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL
MEETING, PROXY STATEMENT AND ANNUAL REPORT OF INKINE PHARMACEUTICAL
COMPANY, INC.

(Signature should be exactly as name or names on this proxy.  If stock is held jointly, each holder should sign.  If signing is by attorney, executor, administrator, trustee or guardian, please give full title.)

Date____________, 2005

Signature

Signature if held jointly

I plan to attend the meeting:   Yes             No

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED.  WHERE NO
DIRECTION IS GIVEN, WHEN A DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE
VOTED AT THE ANNUAL MEETING FOR ALL NOMINEES NAMED IN ITEM 1 AND FOR ITEMS 2
AND 3 AND WILL GRANT AUTHORITY TO THE PROXIES AND EACH PROXY, IN THEIR
DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE
ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF AND MATTERS
INCIDENT TO THE CONDUCT OF THE MEETING.